SCHEDULE 14A INFORMATION

              Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No.   )

       Filed by the Registrant [X]
       Filed by a Party other than the Registrant [ ]

       Check the appropriate box:

       [ ]  Preliminary Proxy Statement     [ ]  Confidential, for Use of the
       [ ]  Definitive Proxy Statement           Commission Only
       [ ]  Definitive Additional Materials
       [X]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            COMMERCIAL FEDERAL CORPORATION
       .......................................................................
                     (Name of Registrant as Specified in Its Charter)

                                       N/A
       .......................................................................
       (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

       Payment of Filing Fee (Check the appropriate box):

       [ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
            14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
       [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
       [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
            1)  Title of each class of securities to which transaction applies:

            2)  Aggregate number of securities to which transaction applies:

            3) Per unit price or other underlying value of transaction com-puted pursuant to Exchange Act Rule 0-11:

            4)   Proposed maximum aggregate value of transaction:

            5)   Total fee paid:

       [ ]  Fee paid previously with preliminary materials.
       [X] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registra-tion statement number, or the Form or Schedule and the date of its filing.

            1)   Amount Previously Paid:
                        $500

            2)   Form, Schedule or Registration Statement No.:
                        Schedule 14A





            3)   Filing Party:
                      Commercial Federal Corporation

            4)   Date Filed:
                      September 29, 1995





                  [Letterhead of Commercial Federal Corporation]



         Dear Fellow Stockholder:

                   I am pleased to report that on October 4, 1995, the Board of Directors of Commercial Federal Corporation established a policy of paying a regular quarterly cash dividend, and declared an initial quarterly dividend in the amount of $.10 per share on its common stock. We've looked forward to this announcement for some time, and our first dividend will be payable on October 31, 1995, to stockholders of record on October 16, 1995.

                   Implementation of Commercial Federal's dividend policy--an integral part of our long-term plan--is further evidence of your Company's substantial accomplishments on behalf of our stockholders. Stockholder value has been growing at an impressive rate and the Company's recent accomplishments have translated into a significant 170% rise in our stock price since September 25, 1992. And, fiscal year 1995 was a record year for your Company and we look to the future with optimism.

                                     CAUTION

                   There is another important development of which you should be aware. A dissident stockholder, CAI Corporation, has commenced a proxy contest in connection with this year's annual meeting and you may soon be receiving CAI's proxy materials. CAI Corporation wants to elect two of its own nominees to your Board of Directors in place of two of the three highly qualified nominees proposed by your Board. CAI will also be seeking your support for its nonbinding stockholder proposal. Our proxy materials will be sent to you shortly. Until then, we caution you not to sign any proxy card which this dissident group may send to you.

                   Your Board of Directors deeply regrets that CAI Corporation has started a proxy contest. We assure you that your Board will continue to remain open to all options available for maximizing stockholder value and will manage your Company's affairs in the best interests of all its stockholders. In light of the proxy contest, your vote will be extremely important, regardless of the number of shares you own. We again urge you not to sign any proxy you may receive from the opposition group. We will keep you informed of all significant developments.

                   On behalf of your Board of Directors, thank you for your continued support.

                                       Sincerely,

                                       /s/William A. Fitzgerald

                                       William A. Fitzgerald
                                       Chairman of the Board
                                         and Chief Executive Officer

         If you have any questions or need assistance, please call D.F. King & Co., Inc., which is assisting us in this matter, at 1-800-714-3310





                          CERTAIN INFORMATION CONCERNING
                        PARTICIPANTS IN PROXY SOLICITATION

                   The following information concerning the identities of the "participants" (as defined in Instruction 3 of Item 4 of Schedule 14A promulgated by the Securities and Exchange Commission (the "Commission") in the proxy solicitation of Commercial Federal Corporation ("CFC") referred to below and the interests of such participants is furnished pursuant to Rule 14a-11(b)(2) promulgated by the Commission.

                   CFC will be soliciting proxies for its Annual Meeting of Stockholders to be held on November 21, 1995 in support of the election of three nominees named below as directors, in favor of a proposal of the Board of Directors of CFC, and against a stockholder proposal.

                   The CFC nominees, their current positions at CFC and the approximate number of shares of common stock, par value $.01 per share ("Shares"), of CFC beneficially owned thereby as of the date hereof are William A. Fitzgerald (Chairman of the Board and Chief Executive Officer; 280,881 Shares), Sharon G. Marvin (Director; 16,392 Shares) and Michael T. O'Neil (Director; 13,912 Shares). In addition to CFC and its nominees, the following directors and executive officers of CFC may be deemed participants in the solicitation of proxies:
         Talton K. Anderson (Director; 17,562 Shares), Robert F. Krohn (Director; 84,284 Shares), Charles M. Lillis (Director; 4,459 Shares), Carl G. Mammel (Director; 52,062 Shares), Robert S. Milligan (Director; 5,275 Shares), James P. O'Donnell (Director; 2,789 Shares), James A. Laphen (President and Chief Operating Officer and Chief Financial Officer; 74,513 Shares), Gary L. Matter (Senior Vice President, Controller and Secretary; 17,269 Shares), Joy J. Narzisi (Treasurer; 17,942 Shares), Margaret E. Ash (Senior Vice President and Assistant Secretary of Commercial Federal Bank (the "Bank"), a wholly owned subsidiary of CFC; 17,699 Shares), Stan R. Blakey (Vice President of the Bank; 1,401 Shares), Kevin C. Parks (First Vice President of the Bank; 3,422 Shares) and Thomas N. Perkins (First Vice President of the Bank; 8,943 Shares).